UNDERWRITING AGREEMENT
                             ----------------------

      This AGREEMENT, dated as of the 27th day of January 2006, made by each FIRST INVESTORS investment company listed on Schedule A, as amended from time to time ("Fund"), and FIRST INVESTORS CORPORATION, a New York corporation with its principal office located at 95 Wall Street, New York, New York 10005 (the "Underwriter").

      In consideration of the mutual covenants and agreements of the parties hereto, the parties mutually covenant and agree with each other as follows:

      1. APPOINTMENT. The Fund hereby appoints the Underwriter as agent of the Fund to effect the sale and public distribution of shares of each series and each class of common stock of the Fund as now exists or is hereafter established ("Shares"). This appointment is made by the Fund and accepted by the Underwriter upon the understanding that (a) upon the request of the Underwriter, the Fund will prepare, execute and file such applications for registration and qualification of the Shares as are required by federal and state law in such amounts as the Underwriter reasonably may determine, (b) the distribution of the Shares to the public be effected by the Underwriter or through various securities dealers, and (c) the distribution of the Shares shall be done in such manner that the Fund shall be under no responsibility or liability to any person whatsoever on account of the acts and statements of any such person or their agents or employees. The Underwriter shall have the sole right to select the security dealers to whom the Shares will be offered by it and, subject to express provisions of this Agreement, the Declaration of Trust, By-Laws and the Fund's then current Registration Statement, to determine the terms and prices in any contract for the sale of Shares to any dealer made by it as such agent for the Fund.

      2. UNDERWRITER AS EXCLUSIVE AGENT. The Underwriter shall be the exclusive agent for the Fund for the sale of the Shares and the Fund agrees that it will not sell any Shares to any person except to fill orders for the Shares received through the Underwriter, provided, however, that the foregoing exclusive right shall not apply to: (a) Shares issued or sold in connection with the merger or consolidation of any other investment company with the Fund or the acquisition by purchase or otherwise of all or substantially all the outstanding shares of any such company by the Fund, (b) Shares which may be offered by the Fund to its shareholders for reinvestment of cash distributed from capital gains or net investment income of the Fund, or such gains or income paid in the form of


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Shares,  or (c) Shares which may be issued to shareholders  of other  investment companies who exercise the exchange and/or cross-investment privileges set forth in the Fund's then current Registration Statement.

      3. SALES TO DEALERS. The Underwriter shall have the right to sell the Shares to dealers, as needed (making reasonable allowance for clerical errors and errors of transmission), but not more than the Shares needed to fill unconditional orders for Shares placed with the Underwriter by dealers. In every case the Fund shall receive the net asset value for the Shares sold, determined as provided in Paragraph 4 hereof. The Underwriter shall notify the Fund at the close of each business day of the number of Shares sold during each day.

      4. DETERMINATION OF NET ASSET VALUE. The net asset value of each series or class of shares shall be determined by the Fund or the Fund's custodian, or such officer or officers or other persons as the Board of Trustees of the Fund may designate. The determinations shall be made once a day on each day that the New York Stock Exchange is open for a full business day and in accordance with the method set forth in the Fund's then current Registration Statement.

      5. PUBLIC OFFERING PRICE. The public offering price of each series or class of Shares shall be the net asset value per Share (as determined by the Fund) of the outstanding Shares of such series or class, plus any applicable sales charge as described in the Fund's then current Registration Statement. The Fund shall furnish (or arrange for another person to furnish) the Underwriter with quotations of public offering prices on each business day.

      6. REPURCHASE AND REDEMPTION OF SHARES.

      (a) The Fund appoints and designates the Underwriter as agent of the Fund, and the Underwriter accepts such appointments as such agent, to redeem or repurchase for retirement the Shares in accordance with the provisions of the Declaration of Trust and By-Laws of the Fund.

      (b) In connection with such redemptions or repurchases the Fund authorizes and designates the Underwriter to take any action, to make any adjustments in net asset value (including the deduction of a contingent deferred sales charge, if applicable, as provided in Paragraph 8 hereof) and to make any arrangements for the payment of redemption or repurchase price authorized or permitted to be taken or made as set forth in the By-Laws and the Fund's then current Registration Statement.


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      (c) The authority of the Underwriter  under this Paragraph 6 may, with the consent of the Fund, be re-delegated in whole or in part to another person or firm.

      (d) To the extent permitted by law and applicable regulations, the authority granted in this Paragraph 6 may be suspended by the Fund at any time or from time to time until further notice to the Underwriter.

      7. ALLOCATION OF EXPENSES. The Underwriter (or one of its non-investment company affiliates) shall bear the cost of printing and disseminating sales material or literature, as well as the costs of printing and disseminating prospectuses and shareholder reports used in connection with the sale of the Shares except, as discussed below, to the extent that such materials are being sent to existing shareholders or the Fund has agreed to bear the cost of such expenses under a Plan (as defined in Paragraph 8 hereof). The Fund shall bear all expenses related to communications with its existing shareholders, including the costs of preparing, printing and mailing prospectuses, statements of additional information, proxy materials and other materials sent to such shareholders.

      8. COMPENSATION. As compensation for providing services under this Agreement, the Underwriter shall retain the sales charge, if any (including a contingent deferred sales shares, if applicable), on purchases or, if applicable, on redemption of Shares as set forth in the Fund's then current Registration Statement. With regard to purchases, the Underwriter is authorized to collect the gross proceeds derived from the sale of the Shares, remit the net asset value thereof to the Fund upon receipt of the proceeds and retain the sales charge, if any. With regard to redemptions, the Underwriter is authorized to retain the contingent deferred sales charge, if any, imposed on the redemption of Shares as may be authorized by the Board of Trustees and set forth in the Fund's then current Registration Statement. The Underwriter may reallow any or all of such sales charges to such dealers as it may from time to time determine. Whether a sales charge shall be retained by the Underwriter shall be determined in accordance with the Fund's then current Registration Statement and applicable law. The Underwriter may also receive from the Fund a distribution and/or service fee at the rate and under the terms and conditions of any plan or plans of distribution (collectively and singularly, "Plan") as have been or may be adopted by the Fund, subject to any further limitations on such fee as the Board of Trustees may impose.


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      9. EFFECTIVENESS OF AGREEMENT.  This Agreement shall become effective upon the date hereabove written, provided that, with respect to any series or class of Shares created after the date of this Agreement, this Agreement shall not take effect unless such action has first been approved by vote of a majority of the Board of Trustees and by vote of a majority of those trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto (all such trustees collectively being referred to herein as the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such action.

      10. TERMINATION OF AGREEMENT. This Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue automatically for successive periods of twelve months each only as long as such continuance is approved, at least annually, by the Board of Trustees of the Fund, including a majority of the Independent Trustees, voting in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated by either party hereto upon (30) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment by the Underwriter, as the term "assignment" is defined by the Investment Company Act of 1940, as amended ("1940 Act"), unless the Securities and Exchange Commission ("SEC") has issued an order exempting the Fund and the Underwriter from the provisions of the 1940 Act which would otherwise have effected the termination of this Agreement. Termination of this Agreement with respect to a given Fund shall not affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.

      11. AMENDMENTS. No amendment to the Agreement shall be executed or become effective unless its terms have been approved: (a) by a majority of the Trustees of the Fund, or (b) by the vote of a majority of the outstanding voting securities of the Fund and, in either case, by a vote of a majority of the Independent Trustees.

      12. LIMITATION OF LIABILITY. The Underwriter agrees to use its best efforts in effecting the sale and public distribution of the Shares through dealers and in performing its duties in redeeming and repurchasing the Shares, but nothing contained in this Agreement shall make the Underwriter or any of its officers, directors or shareholders liable for any loss sustained by the Fund or any of its officers, trustees or shareholders, or by any other person on account of any act done or omitted to be done by the Underwriter under this Agreement, provided that nothing contained herein shall protect the Underwriter against any


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liability  to the Fund of to any of its  shareholders  to which the  Underwriter would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties as Underwriter or by reason of its reckless disregard of its obligations or duties as Underwriter under this Agreement. Nothing in this Agreement shall protect the Underwriter from any liabilities which it may have under the Securities Act of 1933, as amended ("1993 Act"), or the 1940 Act.

      13. DEFINITIONS. The terms "assignment," "interested person", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order. Additionally, the term "Registration Statement" shall mean the registration statement most recently filed by the Fund with the SEC and effective under the 1940 Act and 1933 Act, as such Registration Statement is amended from time to time, and the terms "Prospectus" and "Statement of Additional Information" shall mean, respectively, the form of prospectus(es) and statement(s) of additional information with respect to the Fund filed by it as part of the Registration Statement.

      14. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

      15. SEVERABILITY. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be blinding upon and shall inure to the benefit of the parties hereto and their respective successors.

      16. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


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      IN WITNESS  WHEREOF,  the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.




                                    FIRST INVESTORS FUNDS


                                    BY: /s/ Kathryn S. Head
                                        -----------------------------
                                        Kathryn S. Head
                                        President


      ATTEST:

      /s/ Carol Lerner Brown
      ----------------------
      Carol Lerner Brown
      Assistant Secretary



                                    FIRST INVESTORS CORPORATION


                                    BY: /s/ Robert M. Flanagan
                                        -----------------------------
                                        Robert M. Flanagan
                                        President


      ATTEST:

      /s/ Carol Lerner Brown
      ----------------------
      Carol Lerner Brown
      Assistant Secretary





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                             UNDERWRITING AGREEMENT

                                   SCHEDULE A

                              CURRENT LIST OF FUNDS



First Investors Equity Funds
        First Investors Global Fund
        First Investors Blue Chip Fund
        First Investors Special Situations Fund
        First Investors Total Return Fund
        First Investors All-Cap Growth Fund
        First Investors Focused Equity Fund
        First Investors Growth & Income Fund
        First Investors  Mid-Cap Opportunity Fund
        First Investors Value Fund

First Investors Income Funds
        First Investors Cash Management Fund
        First Investors Fund For Income
        First Investors Government Fund
        First Investors Investment Grade Fund

First Investors Tax Exempt Funds
        First Investors Insured Tax Exempt Fund II
        First Investors Insured Tax Exempt Fund
        First Investors Arizona Insured Tax Free Fund
        First Investors California Insured Tax Free Fund First Investors Colorado Insured Tax Free Fund
        First Investors Connecticut Insured Tax Free Fund First Investors Florida Insured Tax Free Fund
        First Investors Georgia Insured Tax Free Fund
        First Investors Maryland Insured Tax Free Fund
        First Investors Massachusetts Insured Tax Free Fund First Investors Michigan Insured Tax Free Fund
        First Investors Minnesota Insured Tax Free Fund First Investors Missouri Insured Tax Free Fund
        First Investors New Jersey Insured Tax Free Fund First Investors North Carolina Insured Tax Free Fund First Investors Ohio Insured Tax Free Fund
        First Investors Oregon Insured Tax Free Fund
        First Investors Pennsylvania Insured Tax Free Fund First Investors Virginia Insured Tax Free Fund
        First Investors Insured Intermediate Tax Exempt Fund First Investors Tax-Exempt Money Market Fund
        First Investors New York Insured Tax Free Fund